			Exhibit C

SALES OF ELECTRIC ENERGY AND GAS
Calendar Year 2002

	Wisconsin		Wisconsin
	Public Service		River Power
(a) Electric energy sold (at retail or wholesale)	Corporation		Company
WI (kWh)	12,426,831,485		237,801,000
MI (kWh)	1,152,844,254
Total (kWh)	13,579,675,739

WI (revenues-excludes misc)	$658,895,213		$6,324,858
MI (revenues-excludes misc)	$34,997,241		-
Total (revenues associated with energy sold)	$693,892,454		$6,324,858

Intercompany :
WI- Wisc River Power to WPSC (kWh)	None		79,267,000	*
WI- WPSC to UPPCO (kwh)	830,398,873		None
MI- UPPCO to WPSC (kwh)	None		None

WI- Wisc River Power to WPSC (revenues)	None		$2,108,286
WI- WPSC to UPPCO (revenues)	$21,492,068		None
MI- UPPCO to WPSC (revenues)	None		None

Sales Net of Intercompany
WI (kWh)	11,596,432,612		158,534,000	*
MI (kWh)	1,152,844,254		-
Total (kWh)	12,749,276,866		158,534,000

WI (revenues-excludes misc)	$637,403,145		$4,216,572	*
MI (revenues-excludes misc)	$34,997,241		-
Total (revenues associated with energy sold)	$672,400,386		$4,216,572

Gas distributed at retail
WI (MCF)	46,206,780	**	None
MI (MCF)	755,307	**	None
Total (MCF)	46,962,087

WI (revenues excludes misc)	$294,754,751	**	None
MI (revenues excludes misc)	$4,274,023	**	None
Total (revenues excludes misc)	$299,028,774

Intercompany	None		None

Other (Transport Gas)
WI (MCF)	36,258,223	**	None
MI (MCF)	978,220	**	None
Total (MCF)	37,236,443

WI (revenues)	$12,837,214	**	None
MI (revenues)	$391,658	**	None
Total (revenues)	$13,228,872

(b) Electric energy distributed at retail outside state of organization
MI (kWh)	310,500,422		None
MI (revenues excludes misc)	$13,046,362		None

Gas distributed at retail outside state of organization
MI (MCF)	1,733,527	**	None
MI (revenues excludes misc)	$4,665,682	**	None

(c) Electric energy sold at wholesale outside state of
organization or at state line
MI (kWh)	842,343,832		None
MI (revenues)	$21,950,879		None
WI (kWh)
WI (revenues)
IL (kWh)
IL (revenues)

Gas sold at wholesale outside state of organization
or at state line
MI (kWh)	None		None
MI (revenues)	None		None

(d) Electric energy purchased outside state of		#
organization or at state line
Kwh--	2,766,300,000		None
Expenses--	$89,324,216		None

Gas purchased outside state of organization or at state line
Numerous States (MCF)	46,615,308		None
Numerous States (expenses)	$198,634,289		None

			Exhibit C
SALES OF ELECTRIC ENERGY AND GAS
Calendar Year 2002
FOOTNOTES

*

Quantities shown represent actual deliveries. By contract, each of the three purchasers of the output of Wisconsin River Power Company is entitled to receive, and is required to pay for one-third of the total output.

**

"Gas distributed at retail" for Wisconsin includes 12,169,132 MCF and $60,968,653, and "Gas distributed at retail" for Michigan includes 147,796 MCF and $862,551 respectively of sales to Large Commercial and Industrial Customers (those using 2,000 CCF within one month of the year) under the Wisconsin Public Service Corporation's retail rates.  Industrial usage is indeterminable.

#

Receipts of 100,819 kWh of interchange energy were offset by deliveries of 8 kWh to same supplier at other points in the system. These deliveries (and other offsetting deliveries of interchange energy) are omitted from Wisconsin Public Service Corporation's sales shown above.